Exhibit 99.1

Digital Power Corporation Reports Financial Results for the Fourth Quarter and the Year Ended December 31, 2016

FREMONT, Calif., April 10, 2017, Digital Power Corporation (NYSE MKT: DPW - News) ( "Digital Power" or the "Company"), a growth company seeking to increase revenues through acquisitions and organic growth, today announced its financial results for the fourth quarter and the year ended December 31, 2016.

Digital Power’s revenues for the year ended December 31, 2016 were $7,596,000, a decrease of 2% from revenues of $7,766,000 for the year ended December 31, 2015. The Company recorded an operating loss of $1,219,000 for the year ended December 31, 2016 compared to an operating loss of $1,003,000 for the comparable 2015 period. Non-GAAP operating losses were $676,000 and $711,000 for the years 2016 and 2015, respectively. Net loss for the year ended December 31, 2016 was $1,122,000 compared to the loss of $1,096,000 for the year ended December 31, 2015. Non-GAAP net losses were $547,000 and $694,000 for the 2016 and 2015 years, respectively. Gross margins in 2016 and 2015 were 36% and 35% respectively.

For the fourth quarter ended December 31, 2016, the Company reported revenues of $1,993,000, a decrease of 9% from revenues of $2,304,000 in the comparable 2015 quarter. The Company recorded an operating loss of $947,000 for the fourth quarter of 2016 compared to an operating loss of $221,000 for the fourth quarter of 2015. Non-GAAP operating losses were $533,000 and $176,000 for the fourth quarter of 2016 and 2015, respectively. Digital Power reported a net loss of $957,000 for the fourth quarter of 2016 compared to a net loss of $225,000 for the fourth quarter of 2015. Non-GAAP net losses were $511,000 and $176,000 for the fourth quarter of 2016 and 2015, respectively.

Commenting on the results, President and CEO Amos Kohn stated: “Our net loss of $1,122,000 for the year ended December 31, 2016, included $543,000 of stock options and $32,000 of discount amortization expenses. Excluding these non-cash related expenses, our net loss would have been $547,000 for the year ended December 31, 2016. While we are somewhat disappointed with the magnitude of the loss reported for the past year, it is important to note that 52% of the loss in 2016 was attributable to non-cash related expenses in addition to losses that were attributed to our sale of Telkoor Telecom shares and our investment in building for our future growth. We comply with generally accepted accounting principles that require inclusion of these expenses.

For the remainder of 2017, and as previously reported, the Company is targeting an increase in revenues as a result of anticipated organic growth, targeting new customers and implementing an aggressive acquisition strategy. This anticipated revenue increase reflects management and the Board’s aggressive growth strategy through organic growth and acquisitions that occurred as a result of a change in control completed in September 2016. In implementing this strategy, we have hired a number of additional personnel and consultants to assist in identifying, analyzing, negotiating and acquiring potential companies and we will need to raise a substantial amount of capital for acquisitions and to support our infrastructure. As a result of our growth, our anticipated net income may not match our growth in revenues and we may continue to experience losses until these acquisitions may be integrated into our operations or until our cost reduction and efficiency changes can be implemented.

Use of Non-GAAP Measures

This press release provides financial measures for operating loss and net loss, which exclude stock-based compensation expense, impairment expenses and amortization for acquired intangible assets, and are therefore not calculated in accordance with generally accepted accounting principles (GAAP). Management believes that these non-GAAP financial measures provide meaningful supplemental information regarding our performance because it reflects our ongoing operational results, operating loss and net loss. The presentation of this non-GAAP financial information is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP. A reconciliation of each GAAP to non-GAAP financial measure discussed in this press release is contained in the accompanying financial tables.

About Digital Power

Headquartered in Fremont, Calif., Digital Power Corporation designs, manufactures and sells high-grade customized and off-the-shelf power system solutions. Our products are used in the most demanding telecom, industrial, medical and military applications where customers demand high density, high efficiency and ruggedized power solutions. Our wholly owned subsidiary, Digital Power Limited branded as Gresham Power Electronics, is based in Salisbury, UK. Digital Power's headquarters is located at 48430 Lakeview Blvd., Fremont, California, 94538; 510-657-2635. Website: www.digipwr.com.

Contact: Investor Relations, 1-844-233-2645 or IR@digpwr.com..

Forward Looking Statements

The foregoing press release contains “forward looking statements” regarding future events or results within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward looking statements include, but are not limited to, the Company being able to identify, acquire, and integrate new businesses and that upon completion of these acquisitions, the Company will be able to integrate their operations with the Company’s operations in order to achieve the cost savings or efficiencies anticipated. The Company disclaims any current intention to update its “forward looking statements,” and the estimates and assumptions within them, at any time or for any reason. More information about potential risk factors that could affect the Company’s business and financial results are included in the Company’s most recent filings with the U.S. Securities and Exchange Commission, including, but not limited to, the Company’s Forms 10-K, 10-Q and 8-K. All filings are available on the Company’s website at www.digipwr.com.

Financial Data (In thousands except for per share data)

	Three months Ended December 31,		Year Ended December 31,
Statement of Operations Data:	2016	2015	2016	2015

Revenues	$1,993	$2,304	$7,596	$7,766
Operating Loss	(947)	(221)	(1,219)	(1,003)
Other income (expense)	(8)	(95)	77	(94)
Benefit from income taxes (Income taxes)	(2)	1	20	1
Net loss	(957)	(225)	(1,122)	(1,096)
Basic net loss per share	$(0.13)	$(0.03)	$(0.16)	$(0.16)

	As at December 31
Balance Sheet	2016	2015

Working Capital	$1,995	$2,659
Total assets	5,472	5,099
Total liabilities	1,913	1,628
Shareholder’s Equity	$3,559	$3,471

Non - GAAP Financial Data & Reconciliation to GAAP (Excluding Stock option expenses, amortization of intangible intellectual property and impairments of our investments) (In thousands):

	Three Months Ended		Year Ended
	December 31	December 31	December 31	December 31
	2016	2015	2016	2015

GAAP Gross profit	$629	$719	$2,706	$2,713
Amortization of intangible assets	-	-	-	66
Stock option expenses	1	3	6	7
Non - GAAP Gross profit	630	722	2,712	2,786
Operating expenses	1,576	940	3,925	3,716
Stock option expenses	413	42	537	219
Non - GAAP operating expenses	1,163	898	3,388	3,497
Non - GAAP operating loss	(533)	(176)	(676)	(711)
GAAP Other income( expenses), net	(8)	(5)	77	(94)
Impairment of investment	-	4	-	110
Discount amortization	32	-	32	-
Non - GAAP other income	24	(1)	109	16
Benefit from income taxes (Income taxes)	(2)	1	20	1
GAAP Net loss	(957)	(225)	(1,122)	(1,096)
Non - GAAP expense reductions	446	49	575	402
Non - GAAP Net loss	$(511)	$(176)	$(547)	$(694)

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